EXHIBIT 21.1

                              List of Subsidiaries


Subsidiaries of World Gaming plc:

         WG International Ltd


Subsidiaries of WG International Ltd:

         World Gaming Europe Limited

         Starnet Communications International, Inc.


Subsidiaries of Starnet Communications International, Inc.

         Starnet Systems International Inc.

         EFS International Inc.

         EFS USA Inc.

         EFS Australia Pty Ltd

         EFS NV

         EFS St. Kitts Inc.

         Inphinity Interactive Inc.

         602662 British Columbia Ltd

         World Gaming Services Inc.

         Starnet Communications Canada Inc.